Exhibit 10.3
CVS Pharmacy, Inc.
Restrictive Covenant Agreement

I, PREM SHAH enter into this Restrictive Covenant Agreement ("'Agreement") with CVS Pharmacy, Inc., on its own behalf and on behalf of its subsidiaries and affiliates ("CVS"), which is effective as of the date I sign the Agreement ("Effective Date").

1.Consideration for Agreement. In connection with my duties and responsibilities at CVS Health Corporation or one of its subsidiaries or affiliates, including Aetna Inc. (collectively, the "Corporation"), the Corporation will provide me with Confidential Information and/or access to the Corporation's customers and clients and the opportunity to develop and maintain relationships and goodwill with them. In consideration of the foregoing and the mutual promises in this Agreement and other good and valuable consideration, I hereby agree with CVS to comply with the terms of this Agreement.

2.Non-Competition. During my employment by the Corporation and during the Non-Competition Period following the termination of my employment for any reason, I will not directly or indirectly engage in Competition or provide Consulting or Audit Services within the Restricted Area.

a.Competition. Engaging in "Competition" means (whether as an employee, contractor, consultant, principal, agent, partner, officer, or director) (i) working on, developing, producing, marketing, selling, servicing, or managing (or assisting in developing, producing, marketing, selling, servicing, or managing) any product or service that is competitive with any existing or planned products or services of the Corporation that I managed, or with which I was involved, at any time during the last twenty-four (24) months of my employment with the Corporation; or (ii) accepting any position or engaging in any activity that will likely result in the disclosure of Confidential Infom1ation to a Competitor or the use of Confidential Information on behalf of a Competitor.

b.Competitor. A "Competitor" for purposes of this Agreement shall mean any person, corporation or other entity that competes with one or more of the business offerings of the Corporation As of the Effective Date, the Corporation's business offerings include: (i) pharmacy benefits management ("PBM"), including: (a) the administration of pharmacy benefits for businesses, government agencies and health plans; (b) mail order pharmacy; (c) specialty pharmacy; and (d) the procurement of prescription drugs at a negotiated rate for dispensing; (ii) retail, which includes the sale of prescription drugs, over-the-counter medications, beauty products and cosmetics, digital and traditional photo finishing services, digital and other online offerings, seasonal and other general merchandise, greeting cards, convenience foods and other product lines and services which are sold by the Corporation's retail division ("Retail"); (iii) retail health clinics ("MinuteClinic"); (iv) the provision of pharmaceutical products and ancillary services, including specialty pharmaceutical products and support services and the provision of related pharmacy consulting, data management services and medical supplies to long-term care facilities, other healthcare service providers and recipients of services from such facilities ("Long- Term Care"); (v) the provision of prescription infusion drugs and related services ("Infusion"); (vi) the provision of kidney care services, including but not limited to caring for patients with end stage renal disease ("Kidney Care"); (vii) services relating to or supporting clinical trials ("Clinical Trials"); (viii) the provision of insurance ("Insurance") including: (a) health insurance products and services; (b) managed health care products and services; (c) dental, vision, and employee assistance program products and services; (d) wellness products and services to employers, government agencies, health plans, other businesses or third party payers; (e) Medicare Part D services; and (f) other voluntary products that are excepted benefits under HIPAA; (ix) the creation and provision of population health management

Page 1	EVP SVP US NC NS ND March 2022

products and services ("Health Management"); (x) services supporting or related to the administration of the business offerings in (i)-(ix) (''Administration"); and (xi) any other business in which Corporation is engaged or imminently will be engaged. For avoidance of doubt, Competitor shall include any business unit, corporate entity, division, affiliate or part of a Competitor which offers other products or services which are or may be combined or offered as part of a suite of products or services with the Competitor's Insurance, Health Management and/or PBM offerings.

For the purpose of assessing whether I am engaging in "Competition" under section 2(a)(i) above, a person, corporation or other entity shall not be considered a Retail Competitor if such entity derives annual gross revenues from its business in an amount which is less than 2% of the Corporation's gross revenues from Retail, during its most recently completed fiscal year. For avoidance of doubt, this exclusion does not apply to a determination of whether I am engaging in "Competition" as set forth in section 2(a)(ii) above.

I and the Corporation acknowledge that both the Corporation's products and services and the entities which compete with the Corporation's products and services evolve over time, and that an entity will be considered a Competitor if it provides products or services competitive with the products and services provided by the Corporation within the last two years of my employment with the Corporation.

I agree that the provisions of Section 2 of this Agreement are reasonable to protect and preserve the Corporation's legitimate business interests, including the protection of the Company's Confidential Information and the Company's substantial investment made to develop and retain its Confidential Information, clients, other business relationships, and related goodwill.

c.Consulting or Audit Services. "Consulting or Audit Services" shall mean any activity that involves providing audit review or other consulting or advisory services with respect to any relationship or prospective relationship between the Corporation and any third party that is likely to result in the use or disclosure of Confidential Information.

d.Non-Competition Period. The "Non-Competition Period" shall be the period of 18 months following the termination of my employment with the Corporation for any reason.

e.Restricted Area. ·'Restricted Area" refers to those states within the United States in which the Corporation conducts its business, as well as the District of Columbia and Puerto Rico. To the extent I worked on international matters involving the Corporation's business in Asia, Europe, or other international locations where the Corporation may conduct business, the Restricted Area includes those countries and those countries where the Corporation is actively planning to conduct business. I understand and agree that the Corporation's business is global in nature and that its clients are located throughout the world; therefore, the Restricted Territory definition is reasonable and necessary to allow the Corporation to adequately protect its legitimate business interests, and the absence of a more restricted limitation would not be reasonable under these circumstances. Nevertheless, the restrictions on my work during the Non-Competition Period shall only extend to those locations within the Restricted Area where such work constitutes engaging in Competition.

3.Non-Solicitation. During the Non-Solicitation Period, which shall be during my employment by the Corporation and for 18 months following the termination of my employment with the Corporation for any reason, I will not, unless a duly authorized officer of the Corporation gives me written authorization to do so:

a.interfere with the Corporation's relationship with its Business Partners by soliciting or communicating (regardless of who initiates the communication) with a Business Partner to: (i) induce or

Page 2	EVP SVP US NC NS ND March 2022

encourage the Business Partner to stop doing business or reduce its business with the Corporation, or (ii) buy a product or service that competes with a product or service offered by the Corporation's business. "Business Partner" means: a customer (person or entity), prospective customer (person or entity), healthcare provider, supplier, manufacturer, agency, broker, hospital, hospital system, long-term care facility, Insurance client/customer, and/or pharmaceutical manufacturer with whom the Corporation has a business relationship and with which I had business-related contact or dealings, or about which I received Confidential Information, in the two years prior to the termination of my employment with the Corporation. A Business Partner does not include a customer, supplier, manufacturer, agency, broker, hospital, hospital system, long-term care facility and/or pharmaceutical manufacturer which has fully and finally ceased doing any business with the Corporation independent of any conduct or communications by me or breach of this Agreement and such full cessation of business has been in effect for at least 1 year prior to my separation from employment with the Corporation. Nothing in this Section 3(a) shall prevent me from working as a staff pharmacist or in another retail position wherein I would be providing or selling prescriptions or other products directly to consumers.

b.work on a Corporation account on behalf of a Business Partner or serve as the representative of a Business Partner for the Corporation.

c.interfere with the Corporation's relationship with any employee or contractor of the Corporation by: (i) soliciting or communicating with the employee or contractor to induce or encourage him or her to leave the Corporation's employ or engagement (regardless of who first initiates the communication); (ii) helping another person or entity evaluate such employee or contractor as an employment or contractor candidate; or (iii) otherwise helping any person or entity hire an employee or contractor away from the Corporation.

4.Non-Disclosure of Confidential Information.

a.Subject to Sections 7 and 8 below, 1 will not at any time, whether during or after the termination of my employment, disclose to any person or entity any of the Corporation's Confidential Information, except as may be appropriately required in the ordinary course of performing my duties as an employee of the Corporation. The Corporation's Confidential Information includes but is not limited to the following non-public information: trade secrets; computer code generated or developed by the Corporation; software or programs and related documentation; strategic compilations and analysis; strategic processes; business or financial methods, practices and plans; non-public costs and prices; operating margins; marketing, merchandising and selling techniques and information; customer lists; provider lists; details of customer or provider agreements; pricing arrangements with pharmaceutical manufacturers, distributors or suppliers including but not limited to any discounts and/or rebates; pricing arrangements with insurance clients and customers; pharmacy reimbursement rates; premium information; payment rates; contractual forms; expansion strategies; real estate strategies; operating strategies; sources of supply; patient records; business plans; other financial, commercial, business or technical information related to the Corporation, and confidential information of third parties which is given to the Corporation pursuant to an obligation or agreement to keep such information confidential (collectively, "Confidential Information"). I shall not use or attempt to use any Confidential Information on behalf of any person or entity other than the Corporation, or in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Corporation. If, at any time over the last two years of my employment at CVS, my position included access to Confidential Information, as described above, specifically related to the Corporation's procurement of prescription drugs, I understand and agree my employment with a pharmaceutical manufacturer, distributor or supplier ("Pharmaceutical Entity") would place a substantial risk of use and/or disclosure of Confidential Information with which I have been or will be entrusted during my employment with the Corporation. In light of this risk of disclosure, I acknowledge and agree that the Corporation will be entitled to immediate

Page 3	EVP SVP US NC NS ND March 2022

injunctive relief to prevent me from disclosing any such Confidential Information in the course of my employment with any such Pharmaceutical Entity. I agree that the disclosure of such Confidential Information to the Corporation's PBM Competitors with which one may negotiate in the course of employment with such Pharmaceutical Entity, would cause immediate and irreparable harm to the Corporation.

b.During my employment, I shall not make, use, or permit to be used, any materials of any nature relating to any matter within the scope of the business of the Corporation or concerning any of its dealings or affairs other than for the benefit of the Corporation. I shall not, after the termination of my employment, use or permit to be used any such materials and shall return same in accordance with Section 5 below.

c.NOTICE OF IMMUNITY FROM LIABILITY FOR CONFIDENTIAL DISCLOSURE OF A TRADE SECRET TO THE GOVERNMENT OR IN A COURT FILING. Pursuant to the United States Defend Trade Secrets Act of 2016 (the "DTSA"), the Company hereby provides the following notice to Employee:
(i)IMMUNITY: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made: (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT: An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

5.Ownership and Return of the Corporation's Property. On or before my final date of employment with the Corporation, I shall return to the Corporation all property of the Corporation in my possession, custody or control, including but not limited to the originals and copies of any information provided to or acquired by me in connection with the performance of my duties for the Corporation, such as files, correspondence, communications, memoranda, e-mails, slides, records, and all other documents, no matter how produced or reproduced, all computer equipment, communication devices (including but not limited to any mobile phone or other portable digital assistant or device), computer programs and/or files, and all office keys and access cards. I agree that all the items described in this Section are the sole property of the Corporation.

6.Rights to Inventions, Works.

a.Assignment of Inventions. All inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether patentable or otherwise protectable under similar law, made, conceived or developed by me, whether alone or jointly with others, from the date of my initial employment by the Corporation and continuing until the end of any period during which I am employed by the Corporation, relating or pertaining in any way to my employment with or the business of the Corporation (collectively referred to as "Inventions") shall be promptly disclosed in writing to the Corporation. I hereby assign to the Corporation, or its designee, all of my rights, title and interest to such Inventions. All original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Corporation and which are protectable by copyright are "works made for hire," as that term is defined in

Page 4	EVP SVP US NC NS ND March 2022

the United States Copyright Act and as such are the sole property of the Corporation. The decision whether to commercialize or market any Invention developed by me solely or jointly with others is within the Corporation's sole discretion and for the Corporation's sole benefit and no royalty will be due to me as a result of the Corporation's efforts to commercialize or market any such Invention.

b.Inventions Retained and Licensed. I have attached hereto as Exhibit A, a list specifically describing all inventions, original works of authorship, developments, improvements, and trade secrets that were made by me prior to my employment with the Corporation ("Prior Inventions"), which belong to me and are not assigned to the Corporation hereunder. If no such list is attached, I represent that there are no such Prior Inventions. I will not incorporate, or permit to be incorporated, any Prior Invention owned by me or in which l have an interest into a Corporation product, process or machine without the Corporation's prior written consent. Notwithstanding the foregoing sentence, if, in the course of my employment with the Corporation, I incorporate into a Corporation product, process or machine a Prior Invention owned by me or in which I have an interest, the Corporation is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make. have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

c.Patent and Copyright Registrations. 1 will assist the Corporation, or its designee, at the Corporation's expense, in every proper way to secure the Corporation's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto, including, but not limited to, the disclosure to the Corporation of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Corporation shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Corporation, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. My obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after my employment ends for any reason and/or after the te1mination of this Agreement. If the Corporation is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Corporation as above, then I hereby irrevocably designate and appoint the Corporation and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

d.Exception to Assignments. I understand that if I am an employee in Illinois, Kansas, North Carolina, Utah or Minnesota, I should refer to Exhibit B (incorporated herein for all purposes) for important limitations on the scope of the provisions of this Agreement concerning assignment of Inventions. I will advise the Corporation promptly in writing of any inventions that l believe meet the criteria in Exhibit Band that are not otherwise disclosed on Exhibit A.

7.Cooperation.

a.In the event I receive a subpoena, deposition notice, interview request, or other process or order to testify or produce Confidential Information or any other information or property of the Corporation, I shall promptly: (i) notify the Corporation of the item, document, or information sought by such subpoena, deposition notice, interview request, or other process or order; (ii) furnish the Corporation with a copy of said subpoena, deposition notice, interview request, or other process or order; and (iii) provide reasonable cooperation with respect to any procedure that the Corporation may initiate to

Page 5	EVP SVP US NC NS ND March 2022

protect Confidential Information or other interests. If the Corporation objects to the subpoena, deposition notice, interview request, process, or order, I shall cooperate to ensure that there shall be no disclosure until the court or other applicable entity has ruled upon the objection, and then only in accordance with the ruling so made. If no such objection is made despite a reasonable opportunity to do so, I shall be entitled to comply with the subpoena, deposition, notice, interview request, or other process or order, provided that I have fulfilled the above obligations.

b.I will cooperate fully with the Corporation, its affiliates, and their legal counsel in connection with any action, proceeding, or dispute arising out of matters with which I was directly or indirectly involved while serving as an employee of the Corporation, its predecessors, subsidiaries or affiliates. This cooperation shall include, but shall not be limited to, meeting with, and providing information to, the Corporation and its legal counsel, maintaining the confidentiality of any past or future privileged communications with the Corporation's legal counsel (outside and in-house), and making myself available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of the Corporation. The Corporation agrees to reimburse me for any reasonable and necessary out-of-pocket costs associated with my cooperation.

c.Notice of New Employment. If a representative of the Corporation, during or following my employment, requests that I identify the company or business to which I will be or am providing services, or with which I will be or am employed, and requests that I provide information about the services that I am or will be providing to such entity, I shall provide the Corporation with a written statement that identifies the entity and describes the nature of the services that I am or will be providing to such entity with sufficient detail to allow the Corporation to independently assess whether I am or will be in violation of this Agreement. Such statement shall be delivered to the Corporation's Chief People Officer or his or her authorized delegate via personal delivery or overnight delivery within five calendar days of my receipt of such request.

8.Limitation on Restrictions. Nothing in this Agreement is intended to or shall interfere with my right to file charges or participate in a proceeding with any appropriate federal, state or local government agency, including the Occupational Safety and Health Administration ("OSHA"), National Labor Relations Board ("NLRB") or the Securities and Exchange Commission ("SEC"); to exercise rights under Section 7 of the National Labor Relations Act ("NLRA"); or to file a charge or complaint with or participate or cooperate in an investigation or proceeding with the US Equal Employment Opportunity Commission ("EEOC") or comparable state or local agencies. Such agencies have authority to carry out their statutory duties by investigating a charge, issuing a determination, filing a lawsuit, or taking any other action authorized by law. I retain the right to participate in any such action and retain the right to communicate with the NLRB, SEC, EEOC, OSHA and comparable state or local agencies and such communication shall not be limited by any provision in this Agreement. Nothing in this Agreement limits my right to receive an award for information provided to a government agency such as the SEC and OSHA. In addition, nothing in this Agreement is intended to interfere with or restrain the immunity provided under 18 U.S.C. § I833(b) for confidential disclosures of trade secrets to government officials or lawyers. solely for the purpose of reporting or investigating a suspected violation of law, or in a sealed filing in court or other proceeding.

9.Eligibility for Severance Pay. If my employment with the Corporation terminates under circumstances in which I am eligible for severance under the applicable severance plan (the "Severance Plan"), the Corporation will offer me severance in accordance with the Severance Plan. I acknowledge that I must meet certain requirements in order to receive severance, including but not limited to execution of a separation agreement and release of claims in a form acceptable to CVS Health Corporation and any other requirements set forth in the Severance Plan. In the event that the Corporation fails to comply with its obligations to offer me severance according to the Severance Plan, then Section 2 of this Agreement

Page 6	EVP SVP US NC NS ND March 2022

shall be of no further effect. I agree that if I decline the Corporation's offer of severance, I shall continue to be subject to the restrictions in Section 2.
10.Injunctive Relief and Other Remedies. Any breach of this Agreement by me will cause irreparable damage to the Corporation and, in the event of such breach, the Corporation shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder, and without providing a bond to the extent permitted by the applicable rules of civil procedure. Nothing contained in this Agreement shall be construed to prohibit the Corporation from pursuing any other remedy available to the Corporation at law or in equity, the parties having agreed that all remedies are cumulative.

11.No Right of Continued Employment. This Agreement does not create an obligation on the Corporation or any other person or entity to continue my employment.

12.No Conflicting Agreements. I represent that the performance of my job duties with the Corporation and my compliance with all of the terms of this Agreement does not and will not breach or conflict with any other agreement, covenant, obligation or restriction to which I am bound including but not limited to any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Corporation.

13.Entire Agreement/No Reliance/No Modifications. This Agreement and any compensation, benefit or equity plan or agreement referred to herein or under which equity was granted, to the extent those other agreements apply to me, set forth the entire agreement between the parties hereto and fully supersede any and all prior and/or supplemental understandings, whether written or oral, between the parties concerning the subject matter of this Agreement. This agreement shall not have any effect on any prior existing agreements between Corporation and me regarding the arbitration of workplace legal disputes and any such agreements remain in full force and effect. I agree and acknowledge that I have not relied on any representations, promises or agreements of any kind in connection with my decision to accept the terms of this Agreement, except for the representations, promises and agreements herein. Any modification to this Agreement must be made in writing and signed by me and the Corporation's Chief People Officer or his or her authorized representative.

14.No Waiver. Any waiver by the Corporation of a breach of any provision of this Agreement, or of any other similar agreement with any other current or former employee of the Corporation, shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.
15.Severability. The parties hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions of this Agreement are for any reason held to be excessively broad as to scope, activity, duration, subject or otherwise so as to be unenforceable at law, the parties consent to such provision or provisions being modified in any way necessary or limited by the appropriate judicial body (where allowed by applicable law), so as to be enforceable to the maximum extent compatible with the applicable law.

16.Survival of Employee's Obligations. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, personal representatives, executors, administrators and legal representatives.

17.Corporation's Right to Assign Agreement. The Corporation has the right to assign this Agreement to its successors and assigns without the need for further agreement or consent by me, and all

Page 7	EVP SVP US NC NS ND March 2022

covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.
18.Non-Assignment. l shall not assign my rights and obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the Corporation, and any such assignment contrary to the terms hereof shall be null and void and of no force or effect.

19.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Rhode Island excluding its choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

20.Personal Jurisdiction and Venue. I agree that any State or Federal court located within the State of Rhode Island shall have personal jurisdiction over me with regard to any claim or dispute arising out of or related to this Agreement or the subject matter of this Agreement. I agree that unless otherwise prohibited by applicable law, any claim or dispute arising out of or related to this Agreement or the subject matter of this Agreement shall be exclusively brought and resolved in a State or Federal court located within the state of Rhode Island.

21.Consultation with Legal Counsel; Time to Consider Agreement. I acknowledge that CVS advises me to consult with an attorney before signing this Agreement. I also acknowledge that CVS has given me fourteen (14) days from the date I received this Agreement to consider whether to sign this Agreement. I further acknowledge that if I choose to do so voluntarily, I may sign this Agreement before the expiration of the 14-day consideration period.

22.Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

23.Attorneys' Fees. If any party to this Agreement breaches any terms of this Agreement, then that party shall pay to the non-breaching party all of the non-breaching party's costs and expenses, including attorneys' fees, incurred by that party in enforcing the terms of this Agreement.

24.Tolling. In the event I violate one of the time-limited restrictions in Sections 2 and/or 3 of this Agreement, I agree that the time period for such violated restriction shall be extended by one day for each day I have violated the restriction, up to a maximum extension equal to the length of the original period of the restricted covenant.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date set forth below.

/s/ Prem Shah		/s/ Laurie P. Havanec
Laurie Havanec
XXXXXXX		Chief People Officer
Employee ID		CVS Pharmacy, Inc.

Date:	05/11/2022

Page 8	EVP SVP US NC NS ND March 2022

EXHIBIT A

List of Prior Inventions - See Section 6

Page 9	EVP SVP US NC NS ND March 2022

EXHIBIT B

Notice Regarding Invention Assignment

1.For an employee residing in Illinois, Kansas, or North Carolina, you are hereby advised:

Notice. No provision in this Agreement requires you to assign any of your rights to an invention for which no equipment, supplies, facility, or trade secret information of the Corporation was used and which was developed entirely on your own time, unless (a) the invention relates (i) to the business of the Corporation or (ii) to the Corporation's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by you for the Corporation. Illinois 765ILCS1060/1-3, "Employees Patent Act"; Kansas Statutes Section 44-130; North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1.

2.For an employee residing in Utah, you are hereby advised:

Notice. No provision in this Agreement requires you to assign any of your rights to an invention which was created entirely on your own time, and which is not (a) conceived, developed, reduced to practice, or created by you (i) within the scope of your employment with the Corporation, (ii) on the Corporation's time, or (iii) with the aid, assistance, or use of any of the Corporation's property, equipment, facilities, supplies, resources, or patents, trade secrets, know-how, technology, confidential information, ideas, copy rights, trademarks and service marks and any and all rights, applications and registrations relating to them, (b) the results of any work, services, or duties performed by you for the Corporation, (c) related to the industry or trade of the Corporation, or (d) related to the current or demonstrably anticipated business, research, or development of the Corporation. Utah Code Sections 34-39-1 through 34-39-3, "Employee Inventions Act."

3.For an employee residing in Minnesota, you are hereby advised:

Notice. No provision in this Agreement requires you to assign any of your rights to an invention for which no equipment, supplies, facility, or trade secret information of the Corporation was used, and which was developed entirely on your own time, and (a) which does not relate (i) directly to the business of the Corporation, or (ii) to the Corporation's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by you for the Corporation. Minnesota Statutes 13A Section 181.78.

Page 10	EVP SVP US NC NS ND March 2022